                                                                  Exhibit 10(gg)

                          TRANSITION SERVICES AGREEMENT

      This Transition Services Agreement (this "Agreement"), dated as of March 25, 1999 is entered into by and among Source One Mortgage Services Corporation, a Delaware corporation ("Seller"), and Citicorp Mortgage, Inc., a Delaware corporation ("Purchaser").

                                    RECITALS

      A. Seller, Fund American Enterprises Holdings, Inc., a Delaware corporation and the direct or indirect owner of all of the common stock of Seller, and Purchaser have entered into an Asset Purchase Agreement, dated as of March 23, 1999 (the "Asset Purchase Agreement"), pursuant to which Purchaser will (i) acquire from Seller substantially all of the assets used in the Business and (ii) assume certain obligations and liabilities of Seller related to the Business.

      B. Seller and Purchaser desire to enter into this Agreement in order to facilitate an efficient transition of the Business of Seller to Purchaser and to assist Seller following the Closing Date.

      NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      Section 1. DEFINED TERMS. Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Asset Purchase Agreement.

      Section 2. SERVICES RENDERED. Purchaser or its designee shall provide services to Seller as described herein and in the schedules hereto for the compensation, duration and subject to any limits set forth in the applicable schedule. The party providing a service hereunder may be referred to herein as a "providing party" and the party receiving a service hereunder may be referred to herein as a "receiving party." The description of the services to be provided hereunder, the expected timing of the provision thereof, and the manner of performance of any services hereunder do not in any way modify or amend any party's obligations under the Asset Purchase Agreement or any Related Document.

            (a) SPECIAL SERVICES.

                  (i) SCHEDULE I hereto sets forth services to be provided by Purchaser to Seller that require the specific employment of specialized personnel at the providing entity and are charged at the hourly rates set forth on SCHEDULE V. Prior to the Closing Date, services of the type set forth in
SCHEDULE I were performed by Seller using Seller's personnel.

                  (ii) The hourly rates listed in SCHEDULE V have been set based upon the Seller's representation that such amounts are calculated in a manner consistent with the Seller's past practices with respect to their own internal cost allocations.

            (b) SERVICING ADMINISTRATION. SCHEDULE II hereto sets forth services (the "Servicing Administration Services") to be provided by Purchaser to the Seller that the Seller requires Purchaser's assistance to perform in respect of
(i) certain of Seller's obligations under the Asset Purchase Agreement and (ii) trailing document and pay-off follow-up services with respect to loans paid off prior to the Closing Date.

            (c) FREE SERVICES. SCHEDULE III hereto sets forth services to be provided by Purchaser to Seller without charge to Seller.

      Section 3. [Reserved.]

      Section 4. SCHEDULE AMENDMENTS. The parties contemplate that from time to time a need may arise for transition services not specifically contemplated under this Agreement or the Schedules hereto that both parties deem to be reasonable and appropriate to be provided hereunder, in which event the parties may, but shall have no duty to, amend the appropriate schedule as necessary. The amended schedule shall be initialed by a duly authorized individual from each of Purchaser and Seller.

      Section 5. MANNER OF PERFORMANCE AND ACKNOWLEDGMENT. Purchaser agrees that it shall cause its personnel providing services under this Agreement to perform such services with the same degree of care, skill, confidentiality and diligence with which its personnel perform similar services for Purchaser and in a manner consistent with the level of care given to Purchaser's business. Purchaser shall provide all services under this Agreement in accordance with the reasonable written instructions provided by the authorized representatives of Seller, or their designees, or, in the absence of such instructions, as such services have been performed for Seller in the past. Purchaser shall cease providing any services upon the reasonable written instructions of the Seller's authorized representatives or designees to that effect. Purchaser shall be entitled to rely upon any written instructions received from such authorized representatives or designees. The parties hereto acknowledge that services provided hereunder are not being provided at standard commercial rates for such services but (without limiting the prices set forth on the Schedules hereto) are being provided at amounts considered for these purposes to be at cost to most efficiently permit the transition to occur; the parties further acknowledge that Purchaser is not in the business of providing the services rendered under this Agreement. Seller shall reimburse Purchaser for reasonable third-party costs and expenses charged to Purchaser in connection with Purchaser's performance of its duties under this Agreement.

      Section 6. PRORATION, INVOICING AND PAYMENT.

            (a) PRORATION. In any month during which any services with monthly fees set forth on the applicable Schedule are provided for less than a complete month, such fees shall be prorated on a daily basis based on the actual number of days in the month that such services are provided.

            (b) INVOICING. The Purchaser shall submit an invoice to the Seller prior to the tenth day of each month for all services provided hereunder by the Purchaser during the prior calendar month. Amounts invoiced shall be calculated or otherwise determined in accordance


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

with the applicable Schedules. Upon termination of this Agreement, each providing party shall submit a final invoice to the respective receiving parties within thirty (30) days of such termination.

            (c) PAYMENT. Each invoice received by the Seller shall constitute a "claim" under Section 12.04 of the Asset Purchase Agreement. Prior to the first anniversary of the Closing Date, such invoice shall be subject to, and shall be paid in accordance with, the procedures set forth in Section 12.04 of the Asset Purchase Agreement for claims under Section 3.01(a) thereof regarding deductions from the holdback amount. On and after the first anniversary of the Closing Date, such invoice shall be subject to, and shall be paid in accordance with, the procedures set forth in Section 12.04 of the Asset Purchase Agreement for claims under Sections 12.02 and 12.03 (without regard to any provisions of Section 12.04 which reference the expiration of any indemnification obligation or the tolling of any indemnification period under those sections). If the Seller disputes any invoice pursuant to the provisions of Section 12.04(b), the Purchaser shall nevertheless continue to perform all of its obligations under this Agreement pending resolution thereof. If the Seller fails to timely pay invoices (other than with respect to amounts disputed in good faith pursuant to Section 12.04(b)), the Purchaser may, at any time not less than 30 days after the Purchaser has furnished notice to the Seller of its intent to do so, cease to provide the compensated services to be provided by the Purchaser under this Agreement until all undisputed amounts have been paid.

      Section 7. RECORDS MAINTENANCE AND AUDITS. Purchaser shall make available to Seller or its representatives access to or copies of Purchaser's records for the purpose of verifying the accuracy of the invoices submitted by Purchaser regarding amounts due such party.

      Section 8. INDEMNIFICATION. Purchaser agrees to indemnify and hold Seller harmless for one year following the provision of services under this Agreement from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys' fees) arising out of Purchaser's or its affiliates' gross negligence or willful misconduct in the provision by Purchaser or its affiliates of any services under this Agreement. This indemnity shall survive any termination of this Agreement.

      Section 9. RELATIONSHIP OF PARTIES. Purchaser shall act as an independent contractor, and nothing herein shall at any time be construed to create the relationship of employer and employee, partnership, principal and agent, broker or finder, or joint venturers as between Seller and Purchaser. Except as expressly provided herein, no party shall have any right or authority, and no party shall attempt to enter into any contract, commitment or agreement nor incur any debt or liability of any nature, in the name or on behalf of any other party.

      Section 10. CONFIDENTIALITY. Each party acknowledges that in connection with its performance under this Agreement, it may gain access to confidential material and information which is identified by the other party as confidential and proprietary to the other party. Each party agrees to maintain the confidentiality of all such information. The requirements under this Section 10 shall survive for a period of eighteen (18) months following the provision of the service out of which such confidential information was acquired.


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      Section 11. [Reserved.]

      Section 12. TERMINATION. At any time, either party may terminate any one or more of the individual services being provided by Purchaser enumerated in this Agreement due to the non-performance of the other party of its obligations hereunder by giving the other party written notice to that effect.

      Section 13. ASSIGNMENT. No party shall assign, in whole or in part, any of the rights, obligations or benefits arising under this Agreement without the prior written consent of the other parties; provided, that any party may at any time assign any of its rights or benefits arising under this Agreement to any of its affiliates capable of fulfilling the obligations hereunder upon written notice thereof to the other parties.

      Section 14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws rules or choice of laws rules thereof.

      Section 15. NOTICES. All notices, requests and demands to or upon the respective parties hereto shall be in writing, including by telecopy, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand (including by courier), when delivered,
(b) in the case of mail, three Business Days after deposit in United States first class mail, postage prepaid, and (c) in the case of telecopy notice, when receipt has been confirmed by the transmitting telecopy operator. In each case notice shall be sent to the address of the party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

      If to the Purchaser, to:

            Citicorp Mortgage, Inc.
            15851 Clayton Road
            Ballwin, Missouri 63011
            Telecopy:  (314) 916-7201
            Attention: Legal Department

      With a copy to:

            Citigroup Inc.
            Corporate Legal Department
            425 Park Avenue B 2nd Floor
            New York, New York  10043
            Telecopy:  (212) 793-4401
            Attention: Stephen Dietz


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      If to the Seller or Parent, to:

            Source One Mortgage Services Corporation
            114 Goodwives Road
            Darien, Connecticut  06820
            Telecopy: (203) 655-6044
            Attention:  James H. Ozanne

      With a copy to:

            Fund American Enterprises Holdings, Inc.
            80 South Main Street
            Hanover, New Hampshire 03755
            Telecopy: (603) 643-4562
            Attention: Terry L. Baxter

      Section 16. SEVERABILITY. In the event that any portion of this Agreement shall be found by a court of competent jurisdiction to be illegal, unenforceable or invalid, that portion of this Agreement will be null and void and the remainder of this Agreement will be binding on the parties as if the illegal, unenforceable or invalid provisions had never been contained therein.

      Section 17. WAIVER. No waiver by any party of any term or any breach of this Agreement shall be construed as a waiver of any other term or breach hereof, or of the same or a similar term or breach on any other occasion.

      Section 18. AMENDMENT. Except as contemplated by Section 4, no modification or amendment of this Agreement shall be binding upon any party unless in writing and signed by all parties hereto.

      Section 19. ENTIRE AGREEMENT. This Agreement, together with the Asset Purchase Agreement and all Schedules and Exhibits attached hereto and thereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto regarding the subject matter hereof.

      Section 20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]


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                          SOURCE ONE MORTGAGE SERVICES
                                             CORPORATION


                                          By:___________________________________
                                          Name:_________________________________
                                          Title:________________________________


                                          CITICORP MORTGAGE, INC.


                                          By:___________________________________
                                          Name:_________________________________
                                          Title:________________________________


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                          Schedule I C Special Services

Purchaser shall cause its personnel to perform the following services, and shall be reimbursed on an hourly basis in accordance with the rates set forth in
SCHEDULE V.

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                               Service Description
--------------------------------------------------------------------------------

PERSONNEL SERVICES - A. Purchaser shall cause its personnel, with respect to Seller's obligations related to the calendar year 1998 and any stub period between January 1, 1999 and the Closing Date of the Asset Purchase Agreement (the "Reporting Period"), to (i) provide or assist in providing complete payroll services to Seller and (ii) perform all related subsequent year-end and stub period reporting to individuals, regulators and agencies, as applicable (collectively, the "Payroll Services").
--------------------------------------------------------------------------------

PERSONNEL SERVICES - B. Purchaser shall cause its personnel, with respect to Seller's obligations related to the Reporting Period, to (i) administer or assist in the administration of all Seller employee benefit programs including, without limitation, Seller 401(k) Plan, medical benefits, life and disability insurance benefits, flexible spending accounts and Deferred Compensation Plan,
(ii) perform all related subsequent year-end and stub period reporting to individuals, regulators and agencies, as applicable, (iii) assist in the transition of former employees of Seller off of Seller's benefit programs (including any required reporting obligations), and (iv) assist in the 401(k) audit for the 1998 plan year as soon as practicable after the Closing Date (collectively, the "Benefit Plan Services").
--------------------------------------------------------------------------------

PERSONNEL SERVICES - C. Purchaser shall cause its personnel, with respect to Seller's obligations related to the Reporting Period, to assist Seller in performing its reporting obligations under the Securities Exchange Act of
1934, as amended.
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PERSONNEL SERVICES - D. Purchaser shall cause its personnel, with respect to
Seller's obligations after the Closing Date, to assist Seller in performing its obligations under Section 10.05(b) of the Asset Purchase Agreement.
--------------------------------------------------------------------------------

PERSONNEL SERVICES - E. Purchaser shall cause its personnel to fulfill, under third-party servicing sale agreements, the transfer of servicing obligations.
--------------------------------------------------------------------------------

PERSONNEL SERVICES - F. Purchaser shall cause its personnel to provide certain functions to the Seller following the Closing Date. These services include, but are not limited to, assistance with the following:

                  Preparation of Seller's full 1998, and 1999 short period, tax returns (including, but not limited to, income and franchise tax returns)

                  Responses to federal and state tax audits, including
            recalculation of servicing amortization

                  Final resolution of loan repurchases (including, but not
            limited to, dealing with the initial seller/correspondent)




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

                     Schedule II C Servicing Administration

Purchaser shall cause its personnel to provide the following services. Where flat fees are indicated below, such fees are best estimates of the projected cost of providing the related services. To the extent such services vary materially from those estimates, the parties agree to renegotiate these fees.

1. TAX REPORTING SERVICES. Purchaser shall cause its personnel to provide such tax information reporting services as may be required for the 1999 tax year, including but not limited to annual reporting on tax forms 1098 and 1099, for every loan Seller serviced or subserviced during calendar year 1999. Such services include customer call support, IRS tape generation, customer year-end information, IRS corrections and follow-up. These services shall be provided at a rate of $0.58 per loan (estimated total fee of $61,224.00).

2. TRAILING DOCUMENTS. Purchaser shall cause its personnel to fulfill Seller's obligations to follow-up on and resolve existing trailing documents as of the Closing Date (the "Trailing Documents"). Seller shall pay for certain full-time employees in accordance with SCHEDULE VI for the periods set forth therein. Following such periods, Purchaser shall offer to provide assistance with Seller's obligations with respect to any remaining Trailing Documents on an hourly rate basis under "Miscellaneous Support" below. With respect to the services provided pursuant to this item 2, Purchaser's indemnity of Seller shall survive for a period of 365 days following the provision of the service from which a claim arises.

3. PAYOFF FOLLOW UP. Purchaser shall cause its personnel to fulfill Seller's obligations to complete mortgage loan payoffs, including processing any filing releases and satisfaction, processing escrow refund checks, cancellation of mortgage guarantee insurance policies, and customer call support for paid in full loans as of the Closing Date. These services shall be provided at a rate of $9.35 per loan (estimated total fee of $140,250.00).

4. ASSIGNMENTS. Purchaser shall cause its personnel to fulfill Seller's obligations under the Asset Purchase Agreement to prepare and record Assignments of Mortgage. Seller shall pay for the cost of preparing and recording such Assignments of Mortgage. Purchaser will charge Seller the hourly rates set forth on SCHEDULE V for performing these services.

5. FILE STORAGE. Purchaser will provide storage, access and retrieval capabilities with respect to stored inactive loan files for loans that were serviced by Seller and that became inactive prior to the Closing Date. Such storage will continue in accordance with the time periods set forth on SCHEDULE IV. These services shall be provided at a monthly rate of $0.25 per box. Final destruction of such records (at the times indicated on SCHEDULE IV) shall be provided at a rate of $0.77 per box.


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

6. MISCELLANEOUS SUPPORT. Purchaser shall cause its personnel to provide certain functions to the Seller following the Closing Date. Purchaser will charge Seller the hourly rates set forth on SCHEDULE V for performing these services. These services include, but are not limited to, assistance with the following:

                  Research and follow-up on prior year-end reporting

                  Research and follow-up on NSF and misapplied payments

                  Final bank reconciliations

                  Responses to audit requests

                  Research and follow-up on loan-level litigation, which will require, as necessary and by way of example and not limitation, Purchaser's personnel to participate in litigation as witnesses

                  Research and follow-up on inactive loans

                  Research and follow-up on investor repurchase requests

                  Final agency pool reconciliations (Test of Expected P&I
            balanced to the custodial bank accounts) for all pools delivered prior to Closing Date

                  Final FHLMC, FNMA and GNMA pool to security balance
            reconciliations for all pools delivered prior to Closing Date

                  Research and follow-up on outstanding custodial account items

                  Research and follow-up on outstanding checks (e.g., escrow refunds, GNMA security holder remittances, tax and insurance disbursements)

                  Research and final resolution of investor loan-level
            discrepancies

                  Research and final resolution of outstanding customer
            investigations

7. SPECIAL PROJECTS. Seller may make requests for other services or for special reports or information, and Purchaser will provide an estimate of the cost and completion date.


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                          SCHEDULE III - Free Services

1. UPDATED MORTGAGE LOAN SCHEDULE. Purchaser shall cause its personnel to perform, on behalf of Seller, Seller's obligations under Section 10.15 of the Asset Purchase Agreement.

2. PRORATION OF CHASE AMOUNT. Within five (5) business days after the Closing Date, Purchaser shall calculate the proration of the Chase Amount as required by Section 3.01(a)(ii) of the Asset Purchase Agreement and shall deliver Schedule 3.01(a)(ii) of the Asset Purchase Agreement to Seller.

3. OTHER SCHEDULES. To the extent that Seller is unable to prepare schedules or updates thereto required under the Asset Purchase Agreement on and after the Closing Date, Purchase shall cause its personnel to perform, on behalf of Seller, Seller's obligations to prepare such schedules or updates.


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                      SCHEDULE IV - File Retention Schedule

The following are the agency guidelines that currently exist for retention of archive records, i.e., Payoffs and Foreclosures.

FHA

All servicing files must be retained for a minimum of the life of the mortgage plus three years. Each claim review file must be retained for at least three years after final or the latest supplemental claim settlement.

VA

VA regulations do not require holders to retain records for any fixed period of time after a Claim is paid, although, it is recommended that they be retained for three years.

GNMA

GNMA has no specific requirements that relate to retention of archive storage records.

FNMA

After a mortgage is liquidated, the servicer must keep the individual mortgage records for at least four years, measured from the date of payoff or the date that any applicable claim proceeds are received.

FHLMC

The servicer must maintain the mortgage file while FHLMC retains an interest in the applicable mortgage and for at least three years from the date FHLMC's interest in the mortgage is satisfied. If the mortgage was foreclosed upon, the servicer must maintain the mortgage file for at least six years from the date FHLMC's interest in the mortgage was satisfied.

The following are the SOMSC's guidelines that currently exist for retention of archive records, i.e., Payoffs and Foreclosures.

DEPARTMENT                    TYPE                        RETENTION
----------                    ----                        ---------

Foreclosure                 Completed              GNMA/FNMA B Four Years

                                                   FHLMC B Six Years

                            Reinstated             GNMA/FNMA/FHLMC B Three Years

Payoffs                     Paid In Full           GNMA/FNMA/FHLMC B Four Years

A detailed listing of the archive records exists detailing the destruction dates for each box.


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                            SCHEDULE V - Hourly Rates

The fee for any services performed on an hourly rate will be based upon the division of the related personnel, and whether such personnel are management or staff, based upon the following rates:

-------------------------------------------------------------------------------
        Division            Management Hourly Rate       Staff Hourly Rate
-------------------------------------------------------------------------------
        Financial                   $37.00                    $22.00
-------------------------------------------------------------------------------
        Servicing                   $32.00                    $14.00
-------------------------------------------------------------------------------
  Front Line Production             $54.00                    $16.50
-------------------------------------------------------------------------------
  Back Room Operations              $32.00                    $14.50
-------------------------------------------------------------------------------
     Human Resources                $52.00                    $24.00
-------------------------------------------------------------------------------
          Legal                     $52.00                    $19.00
-------------------------------------------------------------------------------
   Records Management               $20.00                    $11.00
-------------------------------------------------------------------------------
      Acquisitions                  $26.00                    $12.00
-------------------------------------------------------------------------------


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                 SCHEDULE VI - Trailing Document Cost Structure

-------------------------------------------------------------------------------
Documents
-------------------------------------------------------------------------------

Insuring:
                                        $60,350
                                        $21,900 one time
                                        cost

                                        $82,250

FTE 60 additional days
-------------------------------------------------------------------------------
Source One Loan File Set Up:

                                        $19,000


-------------------------------------------------------------------------------
Document Retrieval & Corrections:

                                        $140,000

                                        TBD one time cost

-------------------------------------------------------------------------------
Shipping
-------------------------------------------------------------------------------
Document Control:

                                        $252,900

                                        $50,000 one time cost

-------------------------------------------------------------------------------
Records Management
-------------------------------------------------------------------------------
New Production:                         Hourly rates in
                                        accordance with
                                        SCHEDULE V

                                        $ 67,768
                                        $ 17,702



Loan Sale Exceptions:
-------------------------------------------------------------------------------
Investor Reporting Misc. Follow Up
-------------------------------------------------------------------------------
                                        Hourly rates in
                                        accordance with
                                        SCHEDULE V

-------------------------------------------------------------------------------
Financial
-------------------------------------------------------------------------------
                                        Hourly rates in
                                        accordance with
                                        SCHEDULE V

-------------------------------------------------------------------------------
SubPrime
-------------------------------------------------------------------------------
                                        $ 19,500



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